Exhibit 99.1

Contact:	Karen L. Dexter
Director, Investor Relations
Ampex Corporation
(650) 367-4111

AMPEX ANNOUNCES NEW CEO

AND NEW BOARD MEMBER

Intends to Further Exploit Intellectual Property Assets

REDWOOD CITY, Calif., February 16, 2007 – Ampex Corporation (Nasdaq:AMPX) today announced that it has appointed D. Gordon Strickland as its new CEO and president. He replaces Edward J. Bramson, who has resigned from the Company and its Board of Directors to devote more time to other business interests. Mr. Strickland also will serve as a member of the Company’s Board of Directors.

Gordon Strickland was most recently the CEO of Medical Resources, an operator of diagnostic imaging centers, from May 2004 through December 2006 and continues to serve as the company’s non-executive Chairman of the Board. Prior to that, Mr. Strickland was President and CEO of MCSi, Inc, an integrator of audio/visual and broadcast systems. Before that, he was CEO and President of the Kerr Group, a manufacturer of glass containers and plastic packaging.

William A. Stoltzfus, Jr., who has served as an independent director since 1992, has advised the Company that he will not stand for reelection to the Board of Directors at the Company’s 2007 Annual Meeting of Shareholders. Ned Goldstein, Esq. has joined the Board of Directors. Mr. Goldstein is a Director and President of M-CAM, Inc., a company specializing in intellectual property finance, monetization and enforcement.

The Company’s Board of Directors also noted that it has initiated a search for an additional director with complementary skills to assist the Company to further exploit its intellectual property. The Company currently holds over 450 patents and patent applications covering digital image processing, digital image compression and recording technologies.

Ampex Corporation, www.ampex.com, headquartered in Redwood City, California, is one of the world’s leading innovators and licensors of technologies for the visual information age.

This release may contain information about the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by such forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties disclosed in its Annual report on Form 10-K and its Quarterly Reports on Form 10-Q, as well as other documents periodically filed with the Securities and Exchange Commission.